EXHIBIT 7


THIS AGREEMENT is made on 30 December 2002:

BETWEEN:

1. REGUS MANAGEMENT LIMITED, a company incorporated in England under registered number 2307313 whose registered office is at 3000 Hillswood Drive, Hillswood Business Park, Chertsey, Surrey KT16 0RS ("RML");

2. REGUS BUSINESS CENTRE BV, a company incorporated under the laws of The Netherlands of Atrium Tower 11, Strawinskylaan 3051 1077 ZX, Amsterdam, The Netherlands (with registered no. 220.483)("BV");

3. REGUS PLC, a company incorporated in England under registered number 3548821 whose registered office is at 3000 Hillswood
         Drive, Hillswood Business Park, Chertsey, Surrey KT16 0RS ("PLC");

4. Rex 2002 Limited a company incorporated in England under registered number 4619936 whose registered office is at 20 Bedfordbury, London WC2N 4BL ("the Purchaser"); and

5. REGUS HOLDINGS (UK) LIMITED, a company incorporated in England under registered number 4560622 whose registered office is at 3000 Hillswood Drive, Hillswood Business Park, Chertsey, Surrey KT16 ORS (the "Company").

WHEREAS:

(A) The Shareholders (as defined in this agreement) have agreed to operate the Company as a joint venture company for the purpose of owning and operating a serviced commercial offices business in the United Kingdom under the "Regus" brand.

(B) The Shareholders, the Company and PLC have agreed to enter into this agreement for the purpose of regulating the management of the Company, their relationship with each other and certain aspects of the affairs of, and their dealings with, the Company.

NOW IT IS HEREBY AGREED as follows:

1.       DEFINITIONS AND INTERPRETATION

1.1      Definitions

         In this agreement:

        "Accounting Period"             means the period commencing on 1
                                        January in any year and ending on 31
                                        December in the same year or such other
                                        accounting period as may be adopted by
                                        the Company in accordance with clause 9
                                        (Reserved matters);



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        "Affiliate"                     in relation to a body corporate means
                                        any other body corporate over which that body corporate has Control;

        "Alchemy"                       means Alchemy Partners (Guernsey)
                                        Limited;

        "Alchemy Partners"              means Alchemy Partners LLP;

        "Articles of Association"       means the articles of association of
                                        the Company in the form set out in
                                        schedule 2 or, if the articles of
                                        association of the Company are amended
                                        or replaced in accordance with clause 9
                                        (Reserved matters), the articles of
                                        association of the Company as so amended or replaced;

        "Board of Directors"            means the board of directors of the
                                        Company;

        "Business"                      means the business activities described
                                        in clause 2 (Business of the Company)
                                        or, if the business of the Company is
                                        altered in accordance with clause 9
                                        (Reserved matters), the business of the
                                        Company as so altered;

        "Business                       Day" means a day (other than a Saturday
                                        or Sunday) on which banks are open for
                                        business (other than solely for trading
                                        and settlement in euro) in London;

        "Business Plan"                 means the initial business plan
                                        referred to in clause 7.1 (First
                                        Business Plan) and any subsequent  or
                                        amended business plan adopted by the
                                        Company in accordance with clause 7
                                        (Adoption of Business Plan);

        "Chairman"                      means the chairman of the Board of
                                        Directors;

        "Companies Acts"                means Companies Act 1985, the Companies
                                        Consolidation (Consequential
                                        Provisions) Act 1985, the Companies Act
                                        1989 and Part V of the Criminal Justice
                                        Act 1993;

        "Control"                       in relation to a body corporate means
                                        the ability of a person to ensure that
                                        the activities and business of that
                                        body corporate are conducted in
                                        accordance with the wishes of that
                                        person and a person shall be deemed to

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                                        have Control of a body corporate if
                                        that person possesses or is entitled to
                                        acquire the majority of the issued
                                        share capital or the voting rights in
                                        that body corporate or the right to
                                        receive the majority of the income of
                                        that body corporate on any distribution
                                        by it of all of its income or the
                                        majority of its assets on a winding up;

        "Directors"                     means the directors of the Company;

        "Disposal"                      in relation to a Share means:

                                        (i) a sale, assignment or transfer;

                                        (ii) creating or permitting to subsist
                                        any pledge, charge, mortgage, lien or
                                        other security interest or encumbrance;

                                        (iii) creating any trust or conferring
                                        any interest;

                                        (iv) any agreement, arrangement or
                                        understanding in respect of votes or the right to receive dividends;

                                        (v) the renunciation or assignment of
                                        any right to subscribe or receive a
                                        Share or any legal or beneficial
                                        interest in a Share;

                                        (vi) any agreement to do any of the
                                        above, except an agreement to transfer
                                        Shares which is conditional on
                                        compliance with the terms of this
                                        agreement; and

                                        (vii) the transmission of a Share by
                                        operation of law;

        "Event of Default"              has the meaning set out in clause 17.1
                                        (Events of Default);

        "Group"                         means:

                                        (A) in relation to any Regus
                                            Shareholder, its subsidiaries and
                                            subsidiary undertakings or (where
                                            it has a holding company) that
                                            holding company and the
                                            subsidiaries and subsidiary
                                            undertakings of that holding
                                            company; and


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                                        (B) in relation to the Purchaser, its
                                            subsidiaries and subsidiary
                                            undertakings, Silverstone
                                            Limited and its subsidiaries and
                                            subsidiary undertakings, and any
                                            holding company of any of the
                                            foregoing (other than Alchemy);

        "Group Transferee"              means a body corporate to whom Shares
                                        have been transferred under clause 13.1
                                        (Transfers within a Group);

        "LIBOR" the London Inter-Bank Offered Rate quoted by Barclays Bank PLC (or, failing which, such other leading clearing bank in Lodnon as RML may nominate) to leading banks in the London Inter-Bank Sterling Market for sterling deposits of an amount of (pound)1,000,000 for a period of six months;

        "Minimum Transfer Condition"    has the meaning set out in
                                        clause 14.1(D) (Transfer Notice);

        "Offer"                         has the meaning set out in
                                        clause 14.4(A) (Offer to Shareholders);

        "Offered Shares"                has the meaning set out in
                                        clause 14.1(A) (Transfer Notice);

        "Offeror"                       has the meaning set out in clause 14.1
                                        (Transfer Notice);

        "Offer Period"                  has the meaning set out in
                                        clause 14.4(A) (Offer to Shareholders);

        "Offer Terms"                   has the meaning set out in
                                        clause 14.1(C) (Transfer Notice);

        "Operational Committee"         means the committee referred to in
                                        clause 3.1(B);

        "Original Holder"               in relation to any Group Transferee
                                        means the Shareholder who made the
                                        transfer of the relevant Shares to the
                                        Group Transferee or, in the case of a
                                        series of transfers between Group
                                        Transferees, the Shareholder who made
                                        the initial transfer of the relevant
                                        Shares to a Group Transferee, and the
                                        relevant Shares means the Shares held
                                        by the Group Transferee or any Shares
                                        from which those Shares are derived or
                                        by virtue of which those Shares were
                                        acquired;


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        "Prescribed Value"              in relation to any Shares means the
                                        value of those Shares determined in
                                        accordance with clause 22 (Prescribed
                                        Value);

        "Proposed Transferee"           means a person referred to in clause
                                        14.1(B);

        "Purchaser"                     has the meaning set out in
                                        clause 17.2(E) (Compulsory Offer);

        "Quarter"                       means any period of three consecutive
                                        months commencing on 1 January, 1 April,
                                        1 July or 1 October of each
                                        year;

        "Regus Brand"                   means the "Regus Marks" which the
                                        Company and others are permitted to use
                                        under the Regus Brand Agreement between
                                        the Company, Regus (UK) Ltd, Regus
                                        Business Centres (UK) Ltd, Regus City
                                        Limited, Regus Business Services Ltd,
                                        Regus Manchester Ltd and RML, of the
                                        same date as this agreement;

        "Regus Brand Agreement"         means the agreement referred to in the
                                        definition of "Regus Brand";

        "Regus Guarantee"               means a guarantee given by any member
                                        of the Remaining Regus Group in respect
                                        of any obligation of any member of the
                                        UK Group;

        "Remaining Regus Group"         has the meaning given to it in the
                                        Share Purchase Agreement;

        "Revised Offer"                 has the meaning set out in
                                        clause 14.5(D)(i) (Revised offer at
                                        Prescribed Value);

        "Revised Offer Period"          has the meaning set out in
                                        clause 14.5(D)(i) (Revised offer at
                                        Prescribed Value);

        "Regus Shareholder"             means either RML, BV, or
                                        any other member of their Group which
                                        holds shares in the Company (as
                                        appropriate) and "Regus Shareholders"
                                        means all of them;

        "Services Agreement"            has the meaning given to it in the
                                        Share Purchase Agreement;


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        "Shareholders"                  means RML, BV, the Purchaser and any
                                        other person to whom the benefit of this agreement is extended pursuant to clause 21 (Effect of Deed of Adherence);

        "Share Purchase Agreement"      means the share purchase and
                                        subscription agreement between the
                                        Company, RML, PLC and the Purchaser of
                                        the same date as this agreement;

        "Shares"                        means ordinary shares in the capital of
                                        the Company;

        "Specified Shares"              has the meaning set out in clause 17.1
                                        (Events of Default);

        "Tag Along Notice"              means the notice referred to in clause
                                        14.4(C)(ii);

        "Transfer Notice"               has the meaning set out in clause 14.1
                                        (Transfer Notice);

        "Ultimate Parent Company"       in relation to a body corporate means
                                        the body corporate (if any) which is
                                        not itself subject to Control but which
                                        has Control of the first mentioned body
                                        corporate either directly or through a
                                        chain of persons each of which has
                                        Control over the next person in the
                                        chain; and

        "Working Hours"                 means 9.30 a.m. to 5.30 p.m. on a
                                        Business Day.

1.1      Interpretation

         In construing this agreement, unless otherwise specified:

         (A) references to clauses and schedules are to clauses of, and schedules to, this agreement;

         (B)      use of any gender includes the other genders;

         (C) references to a "person" shall be construed so as to include any individual, firm, company or other body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

         (D) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;


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         (E)      any reference to a "day" (including within the phrase
                  "Business Day") shall mean a period of 24 hours running from midnight to midnight;

         (F)      references to times are to London times;

         (G) a reference to any other document referred to in this agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this agreement) from time to time;

         (H) headings and titles are for convenience only and do not affect the interpretation of this agreement;

         (I) the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

         (J) general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

         (K) any obligation for a Regus Shareholder (other than RML) to give notice pursuant to this agreement shall be satisfied if RML gives that notice on its behalf;

         (L) any obligation to give notice to a Regus Shareholder shall be satisfied if that notice is given to RML; and

         (M) the expressions "holding company", "subsidiary" and "subsidiary undertaking" shall have the meaning given in the Companies Acts.

1.3      Schedules

         The schedules form part of this agreement and shall have the same force and effect as if expressly set out in the body of this agreement, and any reference to this agreement shall include the schedules.

2.       BUSINESS OF THE COMPANY

         Except to the extent that a change in the business of the Company is approved in accordance with clause 9 (Reserved matters), the business of the Company shall be to conduct for itself, or by means of investments in other entities, a serviced commercial offices business in the United Kingdom under the Regus Brand (unless the Regus Brand Agreement terminates or is terminated).

3.       MANAGEMENT AND MANAGEMENT APPOINTMENTS

3.1      Management

         (A) The business of the Company shall be overseen and managed by the Board of Directors except in relation to those matters which are required, in accordance with this agreement or by law, to be decided by the Shareholders.

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         (B)      The day-to-day management of the Company shall be undertaken by the Operational Committee subject to the supervision and direction of the Board of Directors (and, for the avoidance of doubt, any direction given by the Board of Directors to the Operational Committee may be amended or revoked at any time by the Board of Directors). The Board of Directors may at any time and from time to time circumscribe the powers, duties and authority of the Operational Committee and (without prejudice to clause 9.1) require that certain matters are reserved for the exclusive determination of the Board of Directors.

         (C) No member of the Operational Committee shall effect any contract between any member of the UK Group and any member of the Remaining Regus Group without the prior consent of the Board of Directors.

3.2      Number of Directors

         The Board of Directors shall consist of four directors.

3.3      Composition of Board of Directors

         RML shall be entitled, by notice in writing to the Company and the Purchaser, to appoint two Directors from time to time and to remove any Director so appointed by it from time to time. The Purchaser shall be entitled, by notice in writing to the Company and RML, to appoint two Directors from time to time and to remove any Director so appointed by it from time to time.

3.4      Chairman

         The Purchaser shall, for so long as it holds more than 50 per cent of the Shares from time to time in issue, be entitled, by notice in writing to the Company and RML, to require that one of the Directors appointed by it pursuant to sub-clause 3.3 shall act as the Chairman. The Chairman shall preside at any Directors' meeting and general meeting of the Company at which he is present.

3.5      Consultation

         Each of RML and the Purchaser shall, prior to appointing any person as a Director, give the other a reasonable opportunity to express any concern as to his suitability.

3.6      Indemnity

         Any Shareholder who removes a Director from office shall indemnify each other Shareholder and the Company against any claim, whether for compensation for loss of office, wrongful dismissal or otherwise, which arises out of that Director ceasing to hold office.

3.7      Alternate Directors

         Any Shareholder who has appointed a Director pursuant to sub-clause 3.3 shall be entitled, by notice in writing to the Company and each other Shareholder, to appoint any person (who may be another Director) as an alternate director to attend, speak and vote on behalf of that Director at any one or more meetings of the Directors.

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3.8      Articles of Association

         RML, BV and the Purchaser agree that, if the Articles of Association have not already been adopted by the Company at the date of this Agreement, they shall procure that the Company adopts the Articles of Association on the date of this Agreement.

3.9      Directors' Fees

         The Purchaser shall be entitled to receive an annual fee of (pound)55,000 plus VAT, payable quarterly in arrears on 1 January, 1 April, 1 June and 1 September of each year, as payment for the services of the Directors appointed by it, such fee to increase annually with effect from 1 January 2004 at a rate equal to the increase in the Retail Price Index since:

         (a) in the case of the first such review - the date of this agreement; and

         (b)      in the case of subsequent reviews - the last review.

4.       THE OPERATIONAL COMMITTEE

4.1      Composition of Operational Committee

         (A)      There shall be no more than 3 members of the Operational
                  Committee.

         (B) RML shall be entitled, by notice in writing to the Purchaser and the Company, to appoint the members of the Operational Committee from time to time and to remove any such person so appointed by it from time to time. RML hereby appoints Mark Dixon, David Ford and Martin Bennett as its initial appointments to the Operational Committee.

         (C) The Company shall not remove any member of the Operational Committee save for incapacity, gross misconduct, incompetence or absence from duties as a member of the committee for more than three consecutive months . RML shall be entitled to replace any member so removed pursuant to paragraph (B).

4.2      Consultation

         RML shall, prior to appointing any member of the Operational Committee, give the Purchaser a reasonable opportunity to express any concern as to his suitability.

5.       PROCEEDINGS OF THE BOARD

5.1      Convening Board meetings

         A Director may, and the secretary of the Company at the request of a Director shall, call a meeting of the Board of Directors. The Board of Directors shall hold meetings in the United Kingdom at least once every month unless agreed otherwise by all the Directors.

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5.2      Notice of Board meetings

         Wherever practicable, at least five Business Days' notice of each meeting of the Board of Directors shall be given to each Director entitled to attend and the notice shall be accompanied by an agenda and a board paper setting out in such reasonable detail as may be practicable in the circumstances the subject matter of the meeting. Breach of this clause 5.2 shall not affect the validity of any meeting of the Board of Directors which has otherwise been validly convened.

5.3      Quorum at Board meetings

         (A) A quorum shall exist at any meeting of the Board of Directors if at least one Director appointed by RML and at least one Director appointed by the Purchaser is present or represented by an alternate.

         (B) If a quorum is not present at a meeting of the Board of Directors at the time when any business is considered, any Director may require that the meeting be reconvened. At least five Business Days' notice of the reconvened meeting shall be given to each Director entitled to attend unless all the Directors agree otherwise. At the reconvened meeting, a quorum shall exist with respect to those matters on the agenda which were not disposed of at the original meeting if any two or more Directors are present or represented by an alternate.

5.4      Voting at Board meetings

         Resolutions of the Board of Directors shall be decided by majority of the votes cast and each Director shall have one vote. In the case of an equality of votes, the Chairman shall have a casting vote.

5.5      Directors' interests

         A Director shall not be counted in the quorum (nor shall his presence be required in order to constitute a quorum if it would otherwise be required under this agreement), nor shall he be entitled to vote, in respect of any legal proceedings or other claim by the Company against the Shareholder who appointed him or member of its Group or any such proceedings or other claim by the Shareholder who appointed him or member of its Group against the Company. Except in respect of any such proceedings or other claim (but without prejudice to his obligations under section 317 of the Companies Act 1985), a Director present or represented by an alternate shall be counted in the quorum and be entitled to vote at a meeting of Directors on any resolution concerning a matter in which he has, directly or indirectly, an interest or duty.

5.6      Participation arrangements

         Any one or more Directors may participate in and vote at Directors' meetings by means of a conference telephone or any communication equipment which allows all persons participating in the meeting to hear each other. Any Director so participating in a meeting shall be deemed to be present in person and shall count towards the quorum.

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5.7      Written resolutions

         A resolution in writing signed by all the Directors shall be as valid and effective for all purposes as a resolution passed by the Directors at a meeting duly convened, held and constituted.

5.8      Insurance

         The Company shall effect, and pay the premiums in respect of, directors and officers insurance with an insurance company of good repute in respect of each Director on terms approved by the Board of Directors and to be maintained and renewed for as long as such Director holds office as a director of the Company and for a period of one year after he ceases to be such a director.

6.       ACCESS TO INFORMATION AND ACCOUNTS

6.1      Provision of information by the Company

         The Company shall provide each of RML and the Purchaser with access to and copies of such information and records of the Company and its Affiliates as that Shareholder may reasonably require from time to time, provided that neither RML nor the Purchaser shall be entitled to require the Company to restate financial or other information for the purpose of preparing the Shareholder's accounts.

6.2      Provision of information by Directors

         Notwithstanding any provision to the contrary in the Regus Brand Agreement or the Services Agreement, each Director is irrevocably authorised by the Company to disclose any information or records belonging to or concerning the Company, its Affiliates or its or their business and assets which is reasonably required for the purposes of managing an investment in the Company ("Permitted Information") to any Shareholder who has appointed him and members of its Group and each Director appointed by the Purchaser is also irrevocably authorised by the Company to disclose Permitted Information to:

         (A)      Alchemy;

         (B)      Alchemy Partners;

         (C) any adviser to, or trustee or manager of, any fund advised or managed by Alchemy Partners, which fund holds an interest in the Company; and

         (D)      to Alchemy Partners' professional advisers.

6.3      Management accounts

         The Company will submit concurrently to each of RML and the Purchaser (and in normal circumstances within fifteen Business Days of the end of each month):

         (A) consolidated management accounts for the Company, its subsidiaries and subsidiary undertakings consisting of a consolidated balance sheet, consolidated profit and loss account and consolidated cash flow statement

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                  showing, inter alia, revenues, operating results, overall
                  results and relevant cash flow information on a monthly and year-to-date basis and performance compared to the Business Plan and a forecast consolidated balance sheet, consolidated profit and loss account and consolidated cashflow statement for the period from the date of such management accounts to the end of the then current financial year of the Company; and

         (B) a report describing the status of the implementation of the Company's strategy and major projects as set out in the Business Plan and updating details of projected capital requirements.

6.4      Annual accounts

         Without prejudice to the provisions of the Share Purchase Agreement, the Company shall provide to each of RML and the Purchaser concurrently
         (i) draft accounts of the Company for each Accounting Period (in normal circumstances within twenty Business Days of the end of the period to which they relate) and (ii) audited accounts of the Company for each Accounting Period promptly following their approval by the Directors.

6.5      Maintenance of Accounts and Records

         The Company shall maintain, and shall procure that its Affiliates maintain, full and accurate books of account, detailed trading and financial records, all necessary taxation records, and details of customers.

7.       BUSINESS PLANS

7.1      First Business Plan

         The initial Business Plan of the Company shall comprise the 2003 Budget signed by RML and the Purchaser at the date of this Agreement for the purpose of identification.

7.2      Preparation of Subsequent Business Plans

         No later than one month prior to the end of each Accounting Period, the Company shall submit to each of RML and the Purchaser a draft business plan covering the three year period commencing at the end of such Accounting Period. Each draft business plan shall include:

         (A)      business forecasts;

         (B)      appropriate explanations of the Directors' proposed strategy;

         (C)      details of the assumptions used;

         (D) a detailed annual budget for the first Accounting Period covered by the draft business plan including a detailed breakdown of:

                  (i) monthly consolidated revenues, operating expenses, operating results and net interest expenses;

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                  (ii)   monthly capital expenditures and cash flow;

                  (iii) consolidated balance sheet as at the end of each Accounting Period and profit and loss account for each Accounting Period;

                  (iv) expected funding requirements and the proposed methods of meeting those requirements;

                  (v)    cash flow return on investment; and

         (E) a summary annual budget for each of the second and third Accounting Periods covered by the draft business plan.

7.3      Adoption of Business Plans

         RML and the Purchaser shall use all reasonable endeavours to agree each draft business plan submitted in accordance with sub-clause 7.2 with such amendments as they may think fit no later than one week prior to the end of the then current Accounting Period. If RML and the Purchaser, having so used reasonable endeavours, are not in agreement by such time, the Board of Directors may adopt the business plan with such amendments as it may think fit.

8.       DIVIDEND POLICY

         Subject to:

         (A) the Company having available distributable reserves and sufficient available cash resources; and

         (B) such distribution not being inconsistent with the current Business Plan; or

         (C)      the provisions of the Share Purchase Agreement,

         the Company shall as soon as reasonably practicable after each Quarter distribute to its members no less than fifty per cent. of the distributable profits of the Company arising from that Quarter.

9.       RESERVED MATTERS

9.1      Requirement for approval

         Notwithstanding any other provision of this agreement (save as specifically referred to in paragraphs (K), (L) and (M) below), none of the actions listed below shall be taken by the Company, and the Shareholders shall not vote in favour of any resolution in respect of any of such actions, without prior approval by RML:

         (A) any amendment to the memorandum or articles of association of the Company;

         (B) any change to the rights attaching to any class of shares in the Company which are not set out in the memorandum or articles of association of the Company;

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         (C)      the consolidation, sub-division, conversion or cancellation of any share capital of the Company;

         (D)      any reduction of the share capital of the Company;

         (E) the purchase or redemption of any share capital of the Company;

         (F) any resolution to wind up the Company other than in circumstances where the company has ceased or in the reasonable opinion of the Board of Directors will shortly cease to be able to pay its debts as they fall due;

         (G) the filing of a petition for winding up by the Company or the making of any arrangement with creditors generally or any application for an administration order or for the appointment of a receiver or administrator other than in circumstances where the company has ceased or in the reasonable opinion of the Board of Directors will shortly cease to be able to pay its debts as they fall due;

         (H)      the repayment of capital or assets to members;

         (I)      any material change in the nature or scope of the Business;

         (J) the entering into, assumption, variation, transfer, termination or surrender of any agreement or arrangement outside the ordinary scope of the Business;

         (K) subject to clause 9.4, the entry by the Company into any agreement or arrangement involving the making of payments, or the assumption of obligations or liabilities, by the Company in excess of (pound)500,000 per annum;;

         (L) subject to clause 9.4, making any investment, or the liquidation of any investment made by the Company, in any other person or business in excess of (pound)500,000;

         (M) subject to clause 9.4, the acquisition or disposal of a single asset or category of assets in excess of (pound)500,000 in value;

         (N) borrowing funds which, when aggregated with advances to the Company which have been or may be made under other financial facilities, exceed (pound)500,000;

         (O) any change in the basis of accounting or accounting principles or policies employed by the Company other than as required by law or by accounting policies generally accepted in the United Kingdom from time to time;

         (P) any change of the auditors or the Accounting Period of the Company;

         (Q) the entering into or variation of any transaction by the Company with (i) a Shareholder or (ii) any member of a Shareholder's Group or (iii) any Director or officer of any Shareholder or any member of a Shareholder's Group; and

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

         (R) the effecting of any of the above matters by an Affiliate of the Company (and, for this purpose, any reference in the above to the Company shall be read as a reference to the relevant Affiliate).

9.2      Currency

         In clause 9.1 (Requirement for approval), references to "(pound)" are to pounds sterling and reference to any amount in such currency shall be deemed to include reference to or equivalent amount in any other currency.

9.3      Method of approval

         RML may give its approval under clause 9.1 (Requirement for approval):

         (A)      in writing; or

         (B) by a vote in favour of a separate and specific members' resolution on that matter; or

         (C) by a vote in favour of a separate and specific directors' resolution on that matter by all or a majority of the Directors appointed by that Shareholder.

9.4      Proviso

         The provisions of paragraphs (J), (K), (L) and (M) of clause 9.1 shall not apply in relation to any action of the Company which is taken in respect of:-

         (A) the acquisition, development and fitting out of new serviced office premises or the disposal or closing of existing serviced office premises; or

         (B) following termination of the IT Services (as defined in the Services Agreement) the acquisition, installation, development or renewal of software and hardware and associated IT services,

         and for the avoidance of doubt the costs associated with the same shall not be included in determining whether or not the thresholds referred to in paragraphs (K), (L) and (M) of clause 9.1 have been satisfied.

9.5      Consultation

         Any Director appointed by RML may notify the Purchaser in writing that in his reasonable belief the Company is likely to be unable to pay its debts as they fall due or that the Directors may shortly be committing an offence under the Insolvency Act 1986 in continuing to allow the Company to conduct business. As soon as practicable after receipt of such notice, the Purchaser shall and shall procure that the Directors appointed by it use reasonable endeavours to consult with, and consider the representations of, RML concerning the trading, finances and strategy of the Company and its Affiliates.

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

9.6      Right to Lend

         (A) Any Director appointed by RML may notify the Purchaser and the Company in writing that in his reasonable belief the Company or any of its Affiliates is likely to be unable to pay its debts as they fall due within the next six weeks, or that the Directors or the directors of any Affiliate of the Company may within the next six weeks commit an offence under the Insolvency Act 1986 in continuing to allow the Company or the Affiliate (as the case may be) to conduct business.

         (B) If the Purchaser disagrees, RML may (at its own cost) instruct the Company's auditors to prepare a report addressed to the Board of Directors to the effect that they have enquired into the Company's or Affiliate's state of affairs (as the case may be) and they are of the view that the opinion expressed by the Director is reasonable in all the circumstances. If the auditors do issue such a report, paragraph (C) shall apply.

         (C) If the Purchaser agrees, or the auditors provide a report referred to in paragraph (B), RML and the Purchaser agree that RML has the right (but not the obligation) to lend money to the Company or the Affiliate (as the case may be) subject to compliance with the provisions of paragraph (D).

         (D) If RML wishes to so exercise its right it shall promptly notify the Purchaser in writing. Such notice shall set out the terms of the proposed loan (which shall be such reasonable and customary terms as RML determines, save that it may set the interest rate at an amount as high as LIBOR plus 7.5 per cent). The Purchaser may, within seven days of receipt of such notice, elect to contribute an equal share of the debt funding proposed to be provided by RML on the same terms and conditions, in which case RML shall not proceed to lend money other than on such basis. If the Purchaser makes no such election within this period, RML may proceed to enter into a loan with the Company or any of its Affiliates on the terms referred to above.

10.      DEADLOCK RESOLUTION

10.1     Deadlock situation

         If a proposal is made in respect of one of the matters referred to in clause 9.1 (Reserved matters) but is not approved in accordance with that clause, either RML or [the Purchaser] may give written notice to the other that it regards a deadlock situation as having arisen ("Deadlock Notice"). Only one Deadlock Notice may be served in respect of any one proposal.

10.2     Circulation of memoranda

         Within ten Business Days of the date of service of a Deadlock Notice, RML and the Purchaser shall each prepare and exchange a memorandum stating its understanding of the disagreement, its position in relation to the disagreement, its reasons for taking that position and any proposals for resolving the disagreement.

10.3     Referral to Chairmen

         If within 15 Business Days from the date of service of a Deadlock Notice, RML and the Purchaser shall have failed to resolve the disagreement, the chairmen of PLC and the

         Purchaser shall be provided with copies of such memoranda and shall as soon as reasonably practicable meet to discuss the disagreement and use all reasonable endeavours to resolve it.

10.4     Unresolved deadlock

         If a deadlock relating to any proposal made in respect of one of the matters referred to in clause 9 (Reserved matters) is not resolved after applying the above procedure, the proposal shall not proceed.

11.      ISSUE OF SHARES

         Prior to the fourth anniversary of the date of this agreement, no unissued Share, and no right to subscribe for or convert any security into a Share, shall be allotted or issued without the prior consent in writing of RML save where, in the reasonable opinion of the Board of Directors, the granting of such right or such allotment and issue is necessary to ensure that the Company does not cease to be able to pay its debts as and when they fall due.

12.      RESTRICTIONS ON DEALING WITH SHARES

12.1     Restrictions on disposals

         No Disposal of any Share or any legal or beneficial interest in a Share shall be permitted except a transfer of the legal or beneficial interest in the Share which is permitted by the other terms of this agreement.

12.2     Lock-in period

         No transfer of Shares shall be permitted prior to the second anniversary of the date of this agreement except in accordance with clause 13 (Permitted transfers) or clause 17 (Transfer of Shares on Default).

13.      PERMITTED TRANSFERS

13.1     Transfers within a Group

         A Shareholder may transfer any Share to any other body corporate in its Group provided that the transferee shall first have entered into a Deed of Adherence in the form set out in schedule 1 (Form of Deed of Adherence), save that neither RML nor BV nor their respective Group Transferees shall be entitled to transfer any Share to a body corporate which is not a qualifying member of the Remaining Regus Group. For the purposes of this clause 13.1, the expression "a qualifying member of the Remaining Regus Group" shall mean a member of the Remaining Regus Group which has not filed for relief under Chapter 11 of Title 11 of the United States Code.

13.2     Group Transferee leaving the Group

         A Group Transferee shall transfer, in a manner and to a transferee permitted by this agreement, all the Shares held by it before it ceases to be in the same Group as the Original Holder.

13.3     Purchaser Transfers

         The Purchaser and its Group Transferees may transfer Shares held by them:

         (A) to Alchemy or a body corporate which acts as a nominee of Alchemy;

         (B) to any person which acts as a nominee or trustee of any limited partnership or unit trust comprising the Alchemy Investment Plan;

         (C) (in the event of a distribution in kind pursuant to the agreement or trust deed (as the case may be) constituting any limited partnership or unit trust comprising the Alchemy Investment Plan) to the partners of the limited partnership or their nominees or the holders of units in the unit trust or their nominees (as the case may be); and

         (D) to a nominee or trustee for a limited partnership, unit trust or investment trust which is primarily a vehicle for institutional investors and which is advised or managed by Alchemy.

13.4     Transfers Pursuant to Share Purchase Agreement

         Notwithstanding any other provision of this agreement, a Regus Shareholder may transfer Shares to the Purchaser in accordance with the terms of the Share Purchase Agreement.

13.5     Information and evidence

         The transferor and transferee of any Share transferred under this clause 13 and the Original Holder (if any) of the transferred Share shall each provide to the Directors, at his own expense, any information and evidence requested in writing by the Directors for the purpose of determining whether the transfer to the proposed transferee complies with the terms of this clause 13.

13.6     Compliance with agreement

         Each Shareholder shall procure that all Group Transferees in relation to which it is the Original Holder comply with the terms of this agreement.

14.      PRE-EMPTION RIGHTS

14.1     Transfer Notice

         Prior to making any transfer of any Share (other than in accordance with clause 13 (Permitted transfers), clause 17 (Transfer of Shares on default) or clause 16 (Drag Along Right)), the person whose Shares are to be transferred ("Offeror") shall give a notice in writing ("Transfer Notice") to the Company informing it of the proposed transfer and setting out:-

         (A)      the Shares to which it relates ("Offered Shares");

         (B) the identity of the person who has expressed an interest in acquiring the Offered Shares ("Proposed Transferee");

         (C) the price and other terms ("Offer Terms") on which the Offeror proposes to transfer the Offered Shares; and

         (D) a condition, if the Offeror wishes to impose it, that unless all or a specified minimum number of the Offered Shares are taken up by other Shareholders when offered to them in accordance with this clause 14, then none of the Offered Shares shall be transferred to other Shareholders under this clause 14 ("Minimum Transfer Condition").

14.2     Company as agent

         The Transfer Notice shall constitute the Company the agent of the Offeror for the transfer of each of the Offered Shares, free of all encumbrances and with all rights attached to them, in accordance with this clause 14.

14.3     Revocation of Transfer Notice

         The Transfer Notice shall only be revocable in accordance with clause 14.5(C) (Revised Offer at Prescribed Value) or with the consent in writing of all the other Shareholders and if it is revoked:-

         (A) the Offeror may not give a further Transfer Notice within six months after the date on which the Transfer Notice is revoked;

         (B) the Company shall inform all other holders of Shares that the Transfer Notice has been revoked; and

         (C) the remaining provisions of this clause 14 shall cease to apply in relation to the revoked Transfer Notice.

14.4     Offer to Shareholders

         Within five days after the date on which the Transfer Notice is received by the Company, the Company shall send a notice in writing (where the Offeror is RML or any member of its Group) to the Purchaser or (where the Offeror is the Purchaser or any member of its Group) to RML:-

         (A) containing an offer ("Offer") of the Offered Shares on the Offer Terms and inviting the recipient to notify the Company in writing within a period of 90 days ("Offer Period") whether it or any other member of its Group is willing to take any, and if so what maximum number, of the Offered Shares on the Offer Terms;

         (B)      setting out the identity of the Proposed Transferee;

         (C) stating that the recipient may by notice in writing to the Company within a period of 14 days:-

                  (i) require the Offered Shares to be re-offered at the Prescribed Value; or

                  (ii) require on its behalf and on behalf of any other member of its Group which holds Shares that the Offeror complies with clause 15 (Tag Along Right),

                  and the giving of such notice in either case shall result in the Offer being revoked and any purported acceptances of the Offer being of no effect;

         (D) stating that, if recipients who accept the Offer express, in aggregate, a willingness to take more than the total number of Offered Shares, the Offered Shares shall be allocated to such recipients in proportion as nearly as may be to the number of Shares then held by them subject to the maximum number specified by each such recipient; and

         (E) if a Minimum Transfer Condition is included in the Transfer Notice, stating that the Offer cannot be validly accepted in respect of any of the Offered Shares unless and until purported acceptances have been received by the Company relating to the minimum number of Offered Shares specified in the Minimum Transfer Condition.

14.5     Revised Offer at Prescribed Value

         If the Company receives a valid notice under clause 14.4(C)(i) (Offer to Shareholders):

         (A) the Company shall notify all the Shareholders of the revocation of the Offer;

         (B) the parties shall use all reasonable endeavours to determine or procure the determination of the Prescribed Value of the Offered Shares as soon as reasonably practical;

         (C) the Offeror may revoke the Transfer Notice within ten days after the date on which the Prescribed Value of the Offered Shares is determined;

         (D) if the Offeror does not validly revoke the Transfer Notice, within ten days after the date on which the Prescribed Value of the Offered Shares is determined, the Company shall send a further notice in writing to all Shareholders (other than the Offeror or any other Shareholder who has given a Transfer Notice in respect of any of its Shares):-

                  (i) containing an offer ("Revised Offer") of the Offered Shares at the Prescribed Value and otherwise on the Offer Terms and inviting each recipient to notify the Company in writing within a period of 30 days ("Revised Offer Period") whether it is willing to take any, and if so what, maximum number of the Offered Shares at the Prescribed Value and otherwise on the Offer Terms;

                  (ii) stating that, if recipients who accept the Revised Offer express, in aggregate, a willingness to take more than the total number of Offered Shares, the Offered Shares shall be allocated to such recipients in proportion as nearly as may be to the number of Shares then held by them subject to the maximum number specified by each such recipient; and

                  (iii) if a Minimum Transfer Condition is included in the Transfer Notice, stating that the Revised Offer cannot be validly accepted in respect of any of the Offered Shares unless and until purported acceptances have been received by the Company relating to the minimum number of Offered Shares specified in the Minimum Transfer Condition.

14.6     Sale to Shareholders

         If no Minimum Transfer Condition is included in the Transfer Notice, or if a Minimum Transfer Condition is included and the Company receives acceptances for the specified minimum number of Offered Shares within the Offer Period or any Revised Offer Period:-

         (A) the Company shall, within five days after the date on which the Offer Period or any Revised Offer Period ends, notify in writing:-

                  (i) the Offeror of the number of Offered Shares (if any) for which no acceptances have been received; and of the name and address of each person who has accepted Offered Shares ("Accepting Holders") and the number of Shares to be transferred to each of them;

                  (ii) each of the Accepting Holders of the number of Shares to be transferred to it; and

                  (iii) the Offeror and each of the Accepting Holders of the time(s) (not being less than forty-eight hours nor more than five days after the date of such notification) and place(s) for completion of the transfer of Shares to Accepting Holders;

         (B) the Offeror and the Accepting Holders shall be obliged to complete the transfer of the relevant Shares in accordance with clause 19 (Completion of Share transfers) at such time(s) and place(s) as shall be specified in the notification under clause 14.6(A)(iii); and

         (C) if the Company has not received acceptances in respect of all the Offered Shares, clause 14.8 (Transfer to any person) shall apply to the Offered Shares for which acceptances have not been received.

14.7     Minimum Transfer Condition not met

         If a Minimum Transfer Condition is included in the Transfer Notice and the Company does not receive acceptances for the specified minimum number of the Offered Shares within the Offer Period or any Revised Offer Period:-

         (A) it shall, within five days after the expiry of the Offer Period or any Revised Offer Period, so inform the Offeror and all persons who purported to accept the Offer or any Revised Offer; and

         (B) clause 14.8 (Transfer to any person) shall apply to all the Offered Shares, save that:-

                 (i) no Offered Share shall be transferred to an existing Shareholder pursuant to clause 14.8 (Transfer to any person) unless each Shareholder who purported to accept the Offer or any Revised Offer is given the opportunity to have transferred to him the Shares he applied for in response to the Offer or Revised Offer on the Offer Terms; and

                 (ii) no Share may be transferred under clause 14.8 (Transfer to any person) unless the minimum number of Offered Shares specified in the Minimum Transfer Condition are so transferred.

14.8     Transfer to any person

         The Offeror may transfer, to any person named in the Transfer Notice as having expressed an interest in acquiring the Offered Shares, any Offered Share to which this clause 14.8 applies provided that:-

         (A) the entire legal and beneficial interest in each of the Shares is transferred;

         (B)      clause 18 (Ineligible persons) is complied with;

         (C) the price is not less than the price set out in the Offer Terms or, if the Prescribed Value of the Offered Shares has been determined, such Prescribed Value and in either case is not subject to any rebate, allowance or deduction whatever;

         (D) the other terms of sale to the transferee are not more favourable than the Offer Terms;

         (E) there are no collateral agreements which make the arrangement more favourable to the transferee;

         (F) the transfer takes place within thirty days after the date on which the Offer Period or any Revised Offer Period ends;

         (G) the Offeror and the transferee shall each provide to the Directors, at his own expense, any information and evidence requested in writing by the Directors for the purpose of determining whether the transfer to the transferee complies with the terms of this clause 14.8; and

         (H) the transferee shall, prior to the transfer, enter into a Deed of Adherence in the form set out in schedule 1.

15.      TAG ALONG RIGHT

15.1     Tag Along Notice Served

         (A) If a Tag Along Notice is served by any Shareholder in accordance with clause 14.4(C)(ii), the provisions of this clause 15 shall apply.

         (B) The Offeror shall use reasonable endeavours to procure that the Proposed Transferee acquires, at the same time and on the same terms and conditions referred to in the relevant Transfer Notice, the Relevant Percentage of the

                  Offeror's Shares and the Relevant Percentage of the Shares held by the Shareholder or each Shareholder which served a Tag Along Notice or on whose behalf a Tag Along Notice was served.

         (C) If, despite the Offeror having complied with its obligations under paragraph (B), the Proposed Transferee has not agreed to acquire shares on the basis referred to in paragraph (B) within 14 days of the date of the relevant Tag Along Notice:

                  (i) the Offeror shall not proceed with the sale of the Shares to the Proposed Transfer referred to in the relevant Transfer Notice; and

                  (ii) the Offeror shall not give a further Transfer Notice within one month of the date of the relevant Transfer Notice.

         (D) A Proposed Transferee must first enter into a Deed of Adherence in the form set out in schedule 1 before acquiring any Shares pursuant to this clause 15.

15.2     Relevant Percentage

         For the purpose of sub-clause 15.1, the Relevant Percentage of a Shareholder's Shares means a number of the Shareholder's Shares calculated as follows:

         S x P

         Where:

         S means the number of Shares the Proposed Transferee wishes to acquire; and

         P means a percentage (expressed as a fraction) which is equal to that Shareholder's percentage shareholding in the Company.

16.      DRAG ALONG RIGHT

16.1     Qualifying Offer

         If a Qualifying Offer is received or procured by the Purchaser at any time after the second anniversary of the date of this agreement, the provisions of this clause 16.1 shall apply. For the purpose of this clause 16.1, "Qualifying Offer" shall mean a bona fide offer in writing on arms' length terms which is made by or on behalf of a person who:-

         (a)      is not a Shareholder;

         (b)      is not a member of a Shareholder's Group; and

         (c) has no agreement or arrangement of any kind with any Shareholder relating to the offer other than an agreement or arrangement relating solely to acceptance of the offer,

         and which is conditional on acceptances in respect of all the Shares then in issue being received.

16.2     Other Shareholders to be informed

         The Purchaser must promptly provide a notice containing a copy of the Qualifying Offer to the other Shareholders (the "Informing Notice"). The Informing Notice should be dated as of the date on which it is despatched.

16.3     Matching Offer

         (A) For the purpose of this clause 16.3, "Matching Period" shall mean the period:

                  (i) commencing on the day after the Informing Notice is sent; and

                  (ii) ending at midnight on the twenty-first day after the Informing Notice is sent.

         (B) RML may, within the Matching Period, offer by notice in writing to the other Shareholders to acquire all the Shares of the other Shareholders (a "Matching Offer"). The Matching Offer shall be conditional only on acceptances in respect of all the Shares then in issue being received (other than in respect of Shares held by RML and members of its Group) and otherwise on terms and conditions which are at least as favourable as those of the Qualifying Offer. Clause 14 (Pre-emption rights) shall not apply in respect of the transfer of shares pursuant to the Matching Offer. If a Matching Offer is made by RML, the Shareholders shall not accept the relevant Qualifying Offer.

16.4     Cessation of Clause 16.3

         Clause 16.3 shall cease to apply after the sixth anniversary of the date of this agreement.

16.5     Acceptance of Qualifying Offer

         (A) The Purchaser may accept a Qualifying Offer provided that, if clause 16.3 applies, the relevant Matching Period has expired and no Matching Offer has been made during that period in accordance with clause 16.3.

         (B) If the Purchaser accepts the Qualifying Offer, each of the other Shareholders shall be deemed to have accepted such offer and the provisions of clause 14 (Pre-emption rights) shall not apply in respect of the transfer of shares pursuant to the Qualifying Offer. The transfer of Shares pursuant to the Qualifying Offer shall be completed in accordance with clause 19 (Completion of Share transfers) within ten Business Days of the date on which the Qualifying Offer becomes unconditional.

17.      TRANSFER OF SHARES ON DEFAULT

17.1     Events of Default

         The following are "Events of Default" in relation to a Shareholder and "Specified Shares" in relation to an Event of Default:-

         (A) any Shareholder makes any Disposal of any Shares which is in breach of this agreement, in which case the Specified Shares shall be all the Shares held by that Shareholder and members of its Group;

         (B) any Shareholder is in material or persistent breach of any of the other provisions of this agreement and such breach has not, if capable of remedy, been remedied to the reasonable satisfaction of the other Shareholders within thirty days of receipt by the Shareholder in breach of written notice from any of the other Shareholders requiring such remedy, in which case the Specified Shares shall be all the Shares held by that Shareholder and members of its Group;

         (C) a Group Transferee ceases to be a member of the same Group as the Original Holder while it still holds Shares, in which case the Specified Shares shall be all the Shares held by that Group Transferee;

         (D) if the Purchaser or any member of its Group is in breach of clause 25.2 in which case the Specified Shares shall be all the Shares held by the Purchaser's Group;

         (E) if PLC or any member of its Group is in breach of clause 25.1 in which case the Specified Shares shall be all the Shares held by members of PLC's Group;

         (F) any procedure is commenced with a view to the winding-up or re-organisation of any Shareholder or its Ultimate Parent Company (other than for the purpose of a solvent amalgamation or reconstruction with the prior approval of the other Shareholders, such approval not to be unreasonably withheld or delayed), and that procedure (unless commenced by that Shareholder or its Ultimate Parent Company, as the case may
                  be) is not terminated or discharged within thirty days, in which case the Specified Shares shall be all the Shares held by that Shareholder and members of its Group;

         (G) the filing for relief under Chapter 11 of Title 11 of the United States Code by any Shareholder or its Ultimate Parent Company, in which case the Specified Shares shall be all the Shares held by that Shareholder and members of its Group;

         (H) any procedure is commenced with a view to the appointment of an administrator, receiver, administrative receiver or trustee in bankruptcy in relation to any Shareholder or its Ultimate Parent Company or all or substantially all of its assets (or any analogous procedure is commenced in any other jurisdiction in relation to any Shareholder or its Ultimate Parent Company or substantially all of its assets) and that procedure (unless commenced by that Shareholder or its Ultimate Parent Company, as the case may be) is not terminated or discharged within thirty days, in which case the Specified Shares shall be all the Shares held by that Shareholder and members of its Group;

         (I) the holder of any security over all or substantially all of the assets of any Shareholder or its Ultimate Parent Company takes any step to enforce that security and that enforcement is not discontinued within thirty days, in which case the Specified Shares shall be all the Shares held by that Shareholder and members of its Group;

         (J) all or substantially all of the assets of any Shareholder or its Ultimate Parent Company are subject to attachment, sequestration, execution or any similar process and that process is not terminated or discharged within thirty days, in which case the Specified Shares shall be all the Shares held by that Shareholder and members of its Group;

         (K) any Shareholder or its Ultimate Parent Company is unable to pay its debts as they fall due or enters into a composition or arrangement with its creditors or any class of them, in which case the Specified Shares shall be all the Shares held by that Shareholder and members of its Group;

         (L) any Shareholder or its Ultimate Parent Company ceasing or threatening to cease wholly or substantially to carry on its business, other than for the purpose of a solvent amalgamation or reconstruction with the prior approval of the other Shareholders (such approval not to be unreasonably withheld or delayed), in which case the Specified Shares shall be all the Shares held by that Shareholder and members of its Group; or

         (M) if the Directors have requested information and/or evidence from any Shareholder to enable them to determine whether any of the above circumstances apply to that Shareholder or any member of its Group, such information or evidence not being provided to the reasonable satisfaction of the Directors within fourteen days after the request is received, in which case the Specified Shares shall be all the Shares held by that Shareholder and members of its Group.

       PROVIDED HOWEVER that none of the following shall constitute an Event of Default for the purpose of this agreement:

         (A) the filing for relief under Chapter 11 of Title 11 of the United States Code by PLC or any member of its Group within six months of the date of this agreement;

         (B) the filing by PLC or any member of its Group of an involuntary petition for relief within six months of the date of this agreement so long as it is converted into a filing for relief under Chapter 11 of Title 11 of the United States Code within 45 days;

         (C) the negotiation of, taking of other preparatory steps in relation to, approval of, and implementation of any plan of reorganisation in connection with or pursuant to any such filing; and

         (D) the appointment of an administrator in relation to any entity referred to in paragraphs (A) or (B) of this proviso in concert with a filing referred to in paragraph (A) or paragraph (B) of this proviso.

17.2     Compulsory Offer

         (A) If an Event of Default (other than a Disposal of any Shares which is in breach of this agreement) occurs and is continuing in relation to any Shareholder the Directors may give notice to the holder(s) of the Specified Shares ("Compulsory Transfer Notice") requiring the transfer of the Specified Shares.

         (B)      If:

                  (i) any Shareholder makes any Disposal of any Shares which is in breach of this agreement; or

                  (ii) a Compulsory Transfer Notice is given in respect of any other Event of Default;

                  at any time prior to the eightieth anniversary of the date of this agreement the holder of the Specified Shares shall be deemed to have appointed the Company as his agent for the transfer of each of the Specified Shares, free of all encumbrances and with all rights attached to them, in accordance with this clause 17.

         (C) The parties shall use all reasonable endeavours to determine or procure the determination of the Prescribed Value of the Specified Shares as soon as reasonably practical after the giving of a Compulsory Transfer Notice or the Disposal of Shares (as the case may be).

         (D) Within ten days after the date on which the Prescribed Value of the Specified Shares is determined, the Company shall send a notice in writing to all existing holders of Shares (other than the holder or holders of the Specified Shares or any other holder of Shares who has given a Transfer Notice in respect of any of its Shares):-

                  (i) containing an offer ("Compulsory Offer") of the Specified Shares at the Prescribed Value and inviting each recipient to notify the company in writing within a period of 30 days ("Compulsory Offer Period") whether it is willing to take any, and if so what maximum number, of the Specified Shares;

                  (ii) stating that, if the recipients who accept the Compulsory Offer express, in aggregate, a willingness to take more than the total number of Specified Shares, the Specified Shares shall be allocated to such recipients in proportion as nearly as may be to the number of Shares then held by them, subject to the maximum number specified by each such recipient; and

                  (iii) setting out the name of any person nominated by the Directors who has expressed an interest in acquiring all or any of the Specified Shares and to whom any Specified Shares not allocated among the recipients of the Compulsory Offer may, subject to clause 18 (Ineligible persons), be allocated.

         (E) The Company shall, within seven days after the date on which the Compulsory Offer Period ends, notify in writing:-

         (i) the holder of the Specified Shares of the name and address of each person ("Purchaser") to whom Specified Shares have been allocated and the number of Shares to be transferred to each of them;

         (ii) each of the Purchasers of the number of Shares to be transferred to it; and

         (iii) the holder of the Specified Shares and each of the Purchasers of the time(s) (not being less than forty-eight hours nor more than seven days after the date of such notification) and place(s) for completion of the transfer of Shares to the Purchasers.

         (F) The holder of the Specified Shares and each of the Purchasers shall be obliged to complete the transfer of the Specified Shares in accordance with clause 19 (Completion of Share transfers) at such time(s) and place(s) as shall be specified in the notification under clause 17.3(E)(iii).

17.3     Directors' interests

         For the purposes of this clause 17, references to the Company shall mean the Company acting through the Directors and references to the Directors shall exclude any Director who has been appointed by the holder of the Specified Shares or any member of its Group.

17.4     RML

         RML confirms to the Purchaser that it has no intention to file for relief under Chapter 11 of Title 11 of the United States Code and undertakes to consult with the Purchaser prior to making any decision to file for such relief.

18.      INELIGIBLE PERSONS

         Notwithstanding anything in this agreement, no allotment or transfer of any Share shall be made to any person who is not a body corporate other than in the case of a transfer referred to in clause 13.3.

19.      COMPLETION OF SHARE TRANSFERS

19.1     Encumbrances and rights

         Where this clause 19 applies to the transfer of any Share, the Share shall be transferred free of encumbrances and with all rights attaching thereto.

19.2     Obligations at completion

         Upon completion of any transfer of Shares under this agreement:-

         (A) the selling Shareholder (the "Seller") shall deliver to the purchaser a duly executed transfer in favour of the purchaser together with the certificate representing the relevant Shares and a power of attorney in a form and in favour of a person nominated by the purchaser, so as to enable the purchaser, pending registration, to exercise all rights of ownership in relation to the Shares transferred to it including, without limitation, the voting rights;

         (B) the purchaser shall pay the aggregate transfer price in respect of the relevant Shares to the seller by bankers' draft for value on the date of completion or in such other manner as may be agreed by the seller and the purchaser before completion;

         (C) the purchaser shall (if it is not already a party to this agreement) enter into a Deed of Adherence in the form set out in Schedule 1; and

         (D) the seller shall do all such other acts and/or execute all such other documents in a form satisfactory to the purchaser as the purchaser may reasonably require to give effect to the transfer of Shares to it.

19.3     Security power of attorney

         (A) Each of the Shareholders hereby irrevocably and unconditionally (and by way of security for the performance of its obligations under this agreement) appoints any Director its attorney to execute and do in its name or otherwise and on its behalf all documents, acts and things which the attorney shall in its absolute discretion consider necessary or desirable in order to implement the obligations of that Shareholder under this clause 19.

         (B) Each Shareholder undertakes to ratify whatever any Director as its attorney shall lawfully do or cause to be done in accordance with this power of attorney and to indemnify and keep such attorney indemnified from all claims, costs, expenses damages and losses which the attorney may suffer as a result of the lawful exercise by him of the powers conferred on him under this power of attorney.

         (C) This power of attorney shall remain in force in relation to each Shareholder until this agreement is terminated in respect of the rights and obligations of that Shareholder under clause 28 (Termination).

19.4     Failure to transfer

         If a transfer of Shares is executed on behalf of a Shareholder pursuant to clause 19 (Security power of attorney):-

         (A) the Company may receive the purchase money in trust for that Shareholder and the receipt of the Company for the purchase money shall be a good discharge for the purchaser, who shall not be bound to see to the application of the purchase money;

         (B) the Company shall, subject to the instrument of transfer being duly stamped, cause the purchaser to be registered as holder of the relevant Shares; and

         (C) once registration has taken place in purported exercise of the power contained in this clause 19.4, the validity of the proceedings shall not be questioned by any person.

20.      CONSENT TO TRANSFER FOR THE PURPOSES OF THE ARTICLES

         This agreement constitutes the irrevocable written consent of each Shareholder (including a Shareholder who has executed a Deed of Adherence) for the purposes of the Articles of Association to any transfer of Shares which is permitted or required by this agreement.

21.      EFFECT OF DEED OF ADHERENCE

         The parties agree to extend the benefit and burden of this agreement to any person who acquires Shares in accordance with this agreement and enters into a Deed of Adherence in the form set out in schedule 1, but without prejudice to the continuation inter se of the rights and obligations of the original parties to this agreement and any other persons who have entered into such a Deed of Adherence.

22.      PRESCRIBED VALUE

         The "Prescribed Value" of any Shares shall be determined as follows:

         (A) the Prescribed Value of any Shares shall be a percentage of the market value of the total issued share capital of the Company, such percentage being equal to the percentage of such total issued share capital represented by those Shares;

         (B) the market value of the total issued share capital of the Company shall be determined on the basis of a sale between a willing seller and a willing buyer of the whole of the issued share capital of the Company;

         (C) the Prescribed Value shall be as agreed between RML and the Purchaser or (in the absence of agreement being reached within 40 days) as certified by the auditors of the Company acting as experts and not as arbitrators whose decision shall be final and binding and whose fees shall be borne equally by RML and the Purchaser or as otherwise determined by the auditors.

23.      SHAREHOLDER UNDERTAKINGS

23.1     General Shareholder Undertakings

         Each Shareholder undertakes with each other Shareholder that it will:

         (A) exercise its voting rights and other rights as a member of the Company in order (insofar as it is able to do so through the exercise of such rights) to give full effect to the terms of this agreement and the rights and obligations of the parties as set out in this agreement; and

         (B) procure that any Director appointed by it from time to time shall (subject to their fiduciary duties to the Company) exercise their voting rights and other powers and authorities in order (insofar as they are able to do so through the exercise of such rights, powers and authorities) to give full effect to the terms of this agreement and the rights and obligations of the parties as set out in this agreement.

23.2     Purchaser's Undertaking

         The Purchaser shall procure that the Company shall comply with its obligations under the Brand Agreement and the Services Agreement save that the Purchaser shall not be in breach of this clause if a failure by the Company to comply with any such obligation is a consequence of:

         (a)      the exercise by RML of its rights under clause 9.1; or

         (b) an act or omission by a member or members of the Operational Committee which has not been authorised by the Board of Directors.

24.      UNDERTAKINGS BY THE COMPANY

         Each undertaking by the Company in respect of each provision of this agreement shall be construed as a separate undertaking and if any of the undertakings is unlawful or unenforceable the remaining undertakings shall continue to bind the Company.

25.      PROTECTIVE COVENANTS

25.1     Non-compete by PLC

         (A) PLC undertakes for the benefit of the Company, the Purchaser and the members of the Purchaser's Group that it will not, and shall procure that no other member of its Group shall, either alone or in conjunction with or on behalf of any other person, at any time on or after the date of this agreement, be engaged or interested in carrying on a serviced commercial offices business in the United Kingdom (save as the holder of shares or debt securities in a listed company which confer not more than five per cent of the votes which could normally be cast at a general meeting of the company).

                  PROVIDED THAT there shall not be a breach of the above provision:

                  (i) to the extent that PLC or any member of its Group is doing anything pursuant to clause 2.2 of the Regus Brand Agreement; or

                  (ii) where PLC or any member of its Group acquires any entity which carries on directly or indirectly a serviced commercial offices business in the United Kingdom if the turnover of such business does not comprise more than 10 per cent. of the then aggregate turnover of the Company and its Affiliates; or

                  (iii) where PLC or any member of its Group acquires any entity which carries on directly or indirectly a serviced commercial offices business in the United Kingdom, which business comprises more than 10 per cent. of the then aggregate turnover of the Company and its Affiliates, and PLC or the relevant member of its Group complies with the requirements set out in paragraph (B) below.

         (B) The requirements referred to in subparagraph (A)(iii) are as follows:

                  (i) as soon as reasonably practicable (and, in any event, not later than three months) after the acquisition, PLC or the relevant member of its Group shall offer to sell to the Company that part of the entity's business which carries on directly or indirectly a serviced commercial offices business in the United Kingdom; and

                  (ii) in the event that the Company declines such offer (and, in this regard, the Company shall respond within one month of receiving the offer), PLC or the relevant member of its Group shall as soon as reasonably practicable thereafter close down that part of the entity's business which carries on directly or indirectly a serviced commercial offices business in the United Kingdom or sell it to a person who is not a member of PLC's Group.

25.2     Non-compete by the Purchaser and its Group

         (A) The Purchaser undertakes for the benefit of the Company, PLC and each member of PLC's Group that it will not, and shall procure that no member of its Group (other than the Company and its Affiliates) shall, either alone or in conjunction with or on behalf of any other person, at any time on or after the date of this agreement, be engaged or interested in carrying on a serviced commercial offices business in the United Kingdom (save as the holder of shares or debt securities in a listed company which confer not more than five per cent. of the votes which could normally be cast at a general meeting of the company).

         (B)      PROVIDED THAT there shall not be a breach of paragraph (A):

                  (i) where the Purchaser or any member of its Group acquires any entity which carries on directly or indirectly a serviced commercial offices business in the United Kingdom if such business does not comprise more than 10 per cent. of the then aggregate turnover of the Company and its Affiliates; or

                  (ii) where the Purchaser or any member of its Group acquires any entity which carries on directly or indirectly a serviced commercial offices business in the United Kingdom, which business comprises more than 10 per cent. of the then aggregate turnover of the Company and its Affiliates, and complies with the requirements of paragraph (C) below.

         (C) The requirements referred to in subparagraph (B)(ii) are as follows:

                  (a) as soon as reasonably practicable (and, in any event, not later than three months) after the acquisition, the Purchaser or the relevant member of its Group shall offer to sell to PLC or any member of its Group that part of the entity's business referred to in subparagraph (B)(ii); and

                  (b) in the event that PLC and its Group decline such offer (and, in this regard, PLC and its Group shall respond within one month of receiving the offer), the Purchaser or the relevant member of its Group shall as soon as reasonably practicable thereafter close down that part of the entity's business referred to in subparagraph (B)(ii) or sell it to a person who is not a member of the Purchaser's Group.

25.3     Duration

         Notwithstanding any other provision of this agreement:

         (A) clause 25.1 shall remain in effect until the first to occur of:

                  (i)      PLC and its Group ceasing to hold Shares;

                  (ii) all Shares in issue being held by a member or members of PLC's Group;

                  (iii) in the event that the Licensees (as defined in the Brand Agreement) exercise their right pursuant to clause 21.3 of the Brand Agreement to give notice to terminate the Brand Agreement; and

                  (iv)     the fifth anniversary of the date of this agreement;

         (B) clause 25.2 shall remain in effect until the first to occur of:

                  (i) the date on which the Purchaser and its Group cease to hold any Shares; and

                  (ii)     the fifth anniversary of the date of this agreement.

25.4     Rights of Third Parties

         (A) Clause 25.1 is intended to confer benefits on each member of the Purchaser's Group which is not a party to this agreement (each a "Purchaser Third Party") and, subject to Clause 25.5, is intended to be enforceable by each such Purchaser Third Party by virtue of the Contracts (Rights of Third Parties) Act 1999.

         (B) Clause 25.2 is intended to confer benefits on each member of PLC's Group which is not a party to this agreement (each a "PLC Third Party") and, subject to clause 25.5 and clause 25.2(B), is intended to be enforceable by each such PLC Third Party by virtue of the Contracts (Rights of Third Parties) Act 1999.

25.5     Provisos

         Notwithstanding clause 25.4 above:-

         (A) no Purchaser Third Party may enforce Clause 25.1 without the prior written consent of the Purchaser which may, if given, be given on and subject to such terms and conditions as the Purchaser may determine; and

         (B) no PLC Third Party may enforce clause 25.2 without the prior written consent of PLC which may, if given, be given on and subject to the terms and conditions as PLC may determine; and

         (C) this agreement may be rescinded or varied by the parties to it without the consent of any PLC Third Party or any Purchaser Third Party.

25.6     Separate Undertakings

         Each undertaking contained in clauses 25.1(A) and 25.2(A) shall be construed as a separate undertaking and if one or more of these undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the persons whom they are expressed to bind.

25.7     Chinese Wall

         In the event that any member of the Purchaser's Group (other than the Company and its Affiliates) commences or intends to commence any business outside the UK (the "New Business") which competes with the office services business of any member of PLC's Group, its franchisees or licensees, then the Purchaser shall and shall procure that all members of its Group who are either directly or indirectly involved in the New Business take all steps reasonably requested by RML to ensure that no confidential or proprietary information (including without limitation the Regus System or SMART) is used or made available to any such member of the Purchaser's Group and shall permit RML to carry out such audits and inspections as may be reasonably necessary to ensure that such obligation is fully complied with and will promptly address and remedy any issues or concerns raised by RML as a result of such audit or inspection.

26.      CONFIDENTIALITY

26.1     Confidential information

         Each party shall treat as confidential all information obtained as a result of negotiating and entering into this agreement or, in the case of a Shareholder, through its interest in the Company or any of its business or assets and which relates to:

         (A)      the provisions of this agreement;

         (B)      the negotiations relating to this agreement;

         (C)      the Company or its business or assets; or

         (D)      any Shareholder or its business or assets.

26.2     Use of Confidential information

         Each party shall:-

         (A) not disclose any such confidential information to any person other than:

                  (i) a Director appointed by it or a member of its Group, or any of its directors or employees, or those of any member of its Group whose duties include the management or monitoring of the business of the Company and who needs to know such information in order to discharge his duties; or

                  (ii) a person in connection with a sale process the aim of which is that Shares are bona fide transferred under clause 14 (Pre-emption rights), clause 15 (Tag Along Rights) or clause 16 (Drag Along Rights); or

                  (iii) pursuant to clause 6.2; or

                  (iv) (in the case of the Purchaser) Alchemy, for the purpose of enabling Alchemy to comply with any information disclosure obligation applicable to it, but then only to the extent necessary to comply with such obligation;

         (B) not use any such confidential information other than for the purpose of managing or monitoring its investment in the Company; and

         (C) procure that any person to whom such confidential information is disclosed by it complies with the restrictions set out in this clause 26 as if such person were a party to this agreement.

26.3     Permitted disclosure

         Notwithstanding the previous provisions of this clause 26, any party may disclose any such confidential information:-

         (A) if and to the extent required by law or for the purpose of any judicial proceedings;

         (B) if and to the extent required by any securities exchange or regulatory or governmental body to which that party is subject, wherever situated, including (amongst other bodies) the Financial Services Authority, the London Stock Exchange plc or The Panel on Takeovers and Mergers, whether or not the requirement for information has the force of law;
         (C)      to its professional advisers, auditors and bankers; or

         (D) if and to the extent the information has come into the public domain through no fault of that party.

         The parties agree that, notwithstanding any provision to the contrary in the Regus Brand Agreement and/or the Services Agreement, each of them shall procure that the parties to the Regus Brand Agreement and the Services Agreement shall not be bound by the confidentiality provisions of those agreements to the extent that they make disclosure of information referred to in clause 26.1 for a purpose referred to in clause 26.2(A)(ii).

26.4     Duration of obligations

         The restrictions contained in this clause 26 shall continue to apply to each party (including any Shareholder who has ceased to hold Shares) without limit in time.

27.      ANNOUNCEMENTS

27.1     Restriction on announcements

         No announcement concerning this agreement or the business or assets of the Company shall be made by any party without the prior written approval of RML and the Purchaser, such approval not to be unreasonably withheld or delayed.

27.2     Permitted announcements

         Notwithstanding the previous provisions of this clause 27; any party may, whenever practicable after consultation with the other parties, make an announcement concerning this agreement or the business or assets of the Company if required by:

         (A)      law; or

         (B) any securities exchange or regulatory or governmental body to which that party is subject, wherever situated, including (amongst other bodies) the Financial Services Authority, the London Stock Exchange plc or The Panel on Takeovers and Mergers, whether or not the requirement has the force of law.

27.3     Duration of restrictions

         The restrictions contained in this clause 27 shall continue to apply to each party (including any Shareholder who has ceased to hold Shares) without limit in time.

28.      TERMINATION

         This agreement shall terminate immediately (except for those provisions expressly stated to continue beyond termination of this agreement) and without prejudice to any rights or liabilities arising under this agreement prior to such termination:-

         (A) if the Shares are listed on, or dealings in the Shares commence in, a securities market;

         (B) if only one Shareholder (together with members of its Group) remains holding Shares;

         (C) if no Shares are held by any Shareholder or members of their respective Groups;

         (D) in respect of the rights and obligations of any Shareholder if it and all members of its Group cease to hold any Shares and each person to whom Shares have been transferred by that Shareholder and members of its Group has entered into a Deed of Adherence in the form set out in schedule 1.

29.      ASSIGNMENT

         This agreement shall be binding on and enure for the benefit of each party's successors in title. No party shall assign, or declare any trust in favour of a third party over, all or any part of the benefit of, or its rights or benefits under, this agreement.

30.      CONSORTIUM RELIEF

30.1 If in any Accounting Period, the Company or any member of the same group as the Company (in this clause, "the Group") has trading losses or other amounts available for surrender by way of Consortium Relief, the Company or that member of the UK's Group shall not surrender any such losses or other amounts to any Member of the Consortium or a member of the same Group as a member of the Consortium by way of Consortium Relief except such losses or other amounts, and on such terms, as may be agreed in writing by all Members of the Consortium for the time being.

30.2 If in any Accounting Period of the Company, a company (the "Surrenderer") has trading losses or other amounts available for surrender by way of Consortium Relief (a "Surrenderable Amount") which it wishes and is able to surrender to the Company or a member of the same Group as the Company (the "Claimant") then the Claimant shall claim Consortium Relief from the Surrenderer to such extent as will enable the Surrenderer to surrender its Maximum Surrenderable Amount (which in relation to each Surrenderer is the whole of its Surrenderable Amount or, if less, so much of its Surrenderable Amount as may validly be surrendered to the Claimant by the Surrenderer pursuant to Section 403C ICTA) and the Surrenderer shall duly make Consortium Relief surrenders corresponding to the aforesaid Consortium Relief claims and each of the Parties agrees to consent to any such claim, notify such consent to the Inspector of Taxes and take all other steps necessary to give full effect to such surrender;

30.3     Where in any Accounting Period a Claimant is Regus Business Centres
         (UK) Limited ("RBC") and it accepts a surrender of trading losses or other amounts available for surrender by way of group relief or Consortium Relief from Park Business Centres Limited pursuant to the shareholders' agreement relating to the affairs of that company dated 4 August 1999 and made between Arlington Securities (1998) Limited, Regus Business Centres (UK) Limited, Arlington Securities plc, Regus Business Centres plc and Park Business Centres Limited, the amount so surrendered by Park Business Centres Limited to RBC shall be deemed for the purposes of this clause to have been made to the maximum possible extent by members of the Consortium other than the Purchaser so as to preserve the Maximum Surrenderable Amount of the Purchaser. The Consortium Members other than the Purchaser shall procure that RBC does not accept such surrenders if to do so would prejudice the Maximum Surrenderable Amount of the Purchaser unless RBC is contractually obliged to do so.

30.4 Where an amount is actually (as opposed to deemed to be surrendered pursuant to clause 30.3) surrendered by a Surrenderer to the Claimant by way of Consortium Relief pursuant to clause 30.2 above the Claimant shall pay to the Surrender by way of consideration for the Surrender an amount equal to the amount of corporation tax from which the Claimant is relieved by virtue of the surrender being validly and effectively made such payment to be made as soon as the Claimant obtains such relief;

30.5 If, once a surrender has been made to a Claimant under clause 30.2 above, it is finally determined that the Claimant's liability to corporation tax for the Accounting Period in question is such that it cannot fully utilise the amount surrendered to it, then the Surrenderer of that amount shall repay to the Claimant so much of the amount paid to it as consideration for the surrender under clause 30.4 above as represents the unusable portion of the amount surrendered (and if there is more than one Surrenderer then the amount which each is to repay shall be apportioned between them in proportion to the amount actually received by them pursuant to clause 30.4); and

30.6 If, once a surrender has been made to a Claimant under clause 30.2 above, it is finally determined that the amount available to the Surrenderer to surrender by way of Consortium Relief is less than the amount purported to have been surrendered by it under clause 30.2 and for which it has been paid under clause 30.4 then the Surrender shall repay to the Claimant so much of the consideration paid to it under clause 30.4 as represents the amount paid for that part of the Surrenderable Amount which it is no longer able to validly surrender by way of Consortium Relief.

30.7 For the purposes of this clause 30, "Consortium Relief" means group relief by way of a consortium claim within the meaning of section 402(3) of the Income and Corporation Taxes Act 1988 ("ICTA") and "Member of the Consortium" is a reference to one of the companies between them which own three-quarters or more of the ordinary share capital of the Company within the meaning of section 413(6).


31.      ENTIRE AGREEMENT

31.1     Whole and only agreement

         This agreement constitutes the whole and only agreement between the parties relating to the management and ownership of the Company and matters incidental thereto, provided that this agreement is without prejudice to the provisions of the [Share Purchase Agreement, Services Agreement and Regus Brand Agreement.

31.2     Variation

         This agreement may only be varied in writing signed by each of the parties.

31.3     Conflict with Articles of Association

         In the event of any ambiguity or discrepancy between the provisions of this agreement and the Articles of Association, the provisions of this agreement shall prevail as between the Shareholders for so long as this agreement remains in force. Each of the Shareholders shall exercise all voting and other rights and powers available to it so as to give effect to the provisions of this agreement and, if necessary, to procure (so far as it is able to do so) any required amendment to the Articles of Association.

32.      NOTICES

32.1     Notices to be in writing

         A notice under this agreement shall only be effective if it is in writing.

32.2     Addresses

         Notices under this agreement shall be sent to a party at its address or number and for the attention of the individual set out below:

         Party and title of individual            Address                           Facsimile no.
         -----------------------------            -------                           -------------
         Rex 2002 Limited                         20 Bedfordbury,                   020 7240 9594
                                                  London,
                                                  WC2N 4BL

                                                  20 Bedfordbury,
         with a copy to Alchemy Partners LLP      London,                           020 7240 9594
                                                  WC2N 4BL

         Regus Management Limited                 3000 Hillswood Drive,             01932 895 263
                                                  Hillswood Business Park,
         Attention: Company Secretary             Chertsey, Surrey
                                                  KT16 0RS

         Regus Business Centre BV                 c/- Regus Management
                                                  Limited
                                                  3000 Hillswood Drive
                                                  Hillswood Business Park,
                                                  Chertsey, Surrey KT16 0RS

         Regus PLC                                3000 Hillswood Drive,
                                                  Hillswood Business Park,          01932 895 263
         Attention: Company Secretary             Chertsey, Surrey KT16 0RS

         Regus Holdings (UK) Limited              3000 Hillswood Drive,             01932 895 263
                                                  Hillswood Business Park,
                                                  Chertsey, Surrey KT16 0RS

         Provided that a party may change its notice details on giving notice to the other parties of the change in accordance with this clause 32.

32.3     Receipt of Notices

         (A) Any notice given under this agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

                  (i)      if delivered personally, on delivery;

                  (ii) if sent by first class inland post, two clear Business Days after the date of posting;

                  (iii) if sent by airmail, six clear Business Days after the date of posting;

                  (iv) if sent by telex, when despatched provided the intended recipient's answerback appears correctly at the start and end of the sender's telex; and

                  (v) if sent by facsimile on the date it is sent provided a confirmation of successful transmission is produced by the sending fax machine.

         (B) Any notice given under this agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

33.      REMEDIES AND WAIVERS

33.1     Delay or omission

         No delay or omission by any party to this agreement in exercising any right, power or remedy provided by law or under this agreement shall:

         (A)      affect that right, power or remedy; or

         (B)      operate as a waiver of it.

33.2     Single or partial exercise

         The single or partial exercise of any right, power or remedy provided by law or under this agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

33.3     Cumulative rights

         The rights, powers and remedies provided in this agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

33.4     Damages not an adequate remedy

         Notwithstanding any express remedies provided under this agreement and without prejudice to any other right or remedy which any party may have, each party acknowledges and agrees that damages alone may not be an adequate remedy for any breach by it of the provisions of this agreement, so that in the event of a breach or anticipated breach of such provisions, the remedies of injunction and/or an order for specific performance would in appropriate circumstances be available.

34.      NO PARTNERSHIP

         Nothing in this agreement and no action taken by the parties under this agreement shall constitute a partnership, association or other co-operative entity between any of the parties or constitute any party the agent of any other party for any purpose.

35.      COSTS AND EXPENSES

         Each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this agreement.

36.      COUNTERPARTS

         This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument.

37.      CHOICE OF GOVERNING LAW AND SUBMISSION TO JURISDICTION

         This agreement is to be governed by and construed in accordance with English law. Each of the parties hereby submits to the exclusive jurisdiction of the Courts of England and Wales in connection with any claim, dispute or matter arising out of or relating to this agreement.

38.      AGENT FOR SERVICE OF PROCESS

         BV irrevocably appoints RML to be its agent for the receipt of Service Documents and all notices under this agreement. BV agrees that any Service Document may be effectively served on it in connection with any proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules. For the purpose of this clause 39. "Service Document" means a claim form, application notice, order or judgement.

39.      THIRD PARTY RIGHTS

         The parties to this agreement do not intend that any term of this agreement (with the exception of clauses 25.1 and 25.2 should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this agreement.

IN WITNESS of which this agreement has been executed and delivered as a deed on the date which first appears on page 1 of this agreement.



Executed as a deed by                )      Martin Bolland
REX 2002 LIMITED acting by a         )      Director
director and a director/secretary    )
                                     )      ............................
                                            Director Secretary

Executed as a deed by                )      Mark Dixon
REGUS MANAGEMENT LIMITED acting by   )      Director
a director and a director/secretary  )
                                     )      Rudy Lobo
                                            Director Secretary



Executed as a deed by                )      Mark Dixon
REGUS BUSINESS CENTRE BV acting by   )      Director
a director and a director/secretary  )
                                     )      Rudy Lobo
                                            Director Secretary



Executed as a deed by                )      Mark Dixon
REGUS PLC acting by a director and   )      Director
a director/secretary                 )
                                     )      Rudy Lobo
                                            Director Secretary

Executed as a deed by                )      Stephen Stamp
REGUS HOLDINGS UK LIMITED acting     )      Director
by a director and a                  )
director/secretary                   )      Tim Regan
                                            Director Secretary

CONFORMED COPY
--------------

                             DATED 30 December 2002



                                REX 2002 LIMITED

                                       and

                            REGUS MANAGEMENT LIMITED

                                       and

                            REGUS BUSINESS CENTRE BV

                                       and

                                    REGUS PLC

                                       and

                           REGUS HOLDINGS (UK) LIMITED


                         ------------------------------

                             SHAREHOLDERS AGREEMENT

                         ------------------------------



                                Slaughter and May
                                 One Bunhill Row
                                 London EC1Y 8YY
                                    (AGR/TPB)

                                  CD031830043

                                    CONTENTS

                                                                            Page

1.       DEFINITIONS AND INTERPRETATION                                        1

2.       BUSINESS OF THE COMPANY                                               7

3.       MANAGEMENT AND MANAGEMENT APPOINTMENTS                                7

4.       THE OPERATIONAL COMMITTEE                                             9

5.       PROCEEDINGS OF THE BOARD                                              9

6.       ACCESS TO INFORMATION AND ACCOUNTS                                   11

7.       BUSINESS PLANS                                                       12

8.       DIVIDEND POLICY                                                      13

9.       RESERVED MATTERS                                                     13

10.      DEADLOCK RESOLUTION                                                  16

11.      ISSUE OF SHARES                                                      17

12.      RESTRICTIONS ON DEALING WITH SHARES                                  17

13.      PERMITTED TRANSFERS                                                  17

14.      PRE-EMPTION RIGHTS                                                   18

15.      TAG ALONG RIGHT                                                      22

16.      DRAG ALONG RIGHT                                                     23

17.      TRANSFER OF SHARES ON DEFAULT                                        24

18.      INELIGIBLE PERSONS                                                   28

19.      COMPLETION OF SHARE TRANSFERS                                        28

20.      CONSENT TO TRANSFER FOR THE PURPOSES OF THE ARTICLES                 30

21.      EFFECT OF DEED OF ADHERENCE                                          30

22.      PRESCRIBED VALUE                                                     30

23.      SHAREHOLDER UNDERTAKINGS                                             30

24.      UNDERTAKINGS BY THE COMPANY                                          31

25.      PROTECTIVE COVENANTS                                                 31

26.      CONFIDENTIALITY                                                      34

27.      ANNOUNCEMENTS                                                        36

28.      TERMINATION                                                          36

29.      ASSIGNMENT                                                           37

30.      CONSORTIUM RELIEF                                                    37

31.      ENTIRE AGREEMENT                                                     38

32.      NOTICES                                                              38

33.      REMEDIES AND WAIVERS                                                 40

34.      NO PARTNERSHIP                                                       40

35.      COSTS AND EXPENSES                                                   41

36.      COUNTERPARTS                                                         41

37.      CHOICE OF GOVERNING LAW AND SUBMISSION TO JURISDICTION               41

38.      AGENT FOR SERVICE OF PROCESS                                         41

39.      THIRD PARTY RIGHTS                                                   41